Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Special Financial Report on Form 1-K of Fundrise Balanced eREIT II, LLC of our report dated April 16, 2021, relating to the financial statements of Fundrise Balanced eREIT II, LLC.

/s/ RSM US LLP

McLean, Virginia

April 16, 2021